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                                                                Exhibit 3.1.7

          Certificate of Amendment of the Certificate of Incorporation

                                       of

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                Under Section 805 of the Business Corporation Law

                                ----------------

                  It is hereby certified that:

                  FIRST:   The name of the corporation (the "Corporation") is
CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                  SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on March 30, 1984. The Corporation was

formed under the name Chromatics International, Inc.

                  THIRD: The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended to fix the relative rights, preferences and limitations with respect to the Class B Preferred Stock of the Corporation.

                  FOURTH:  To accomplish the foregoing,

                  (i) Paragraph D of Article FOURTH of the Certificate of Incorporation of the Corporation is amended to add a new Section 3 thereof to read in full as follows:

"3.      Class B Series 2 Preferred Stock:

         (1) The Corporation has authorized the creation of a series of Class B Preferred Stock to be designated "Class B Series 2 Convertible Preferred Stock" (the "Class B Convertible Preferred Stock").

         (2) The number of shares constituting the Class B Convertible Preferred Stock shall be fixed at 80,000. The Class B Convertible Preferred Stock shall have no par value.

         (3) The shares of Class B Convertible Preferred Stock shall, with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, rank (i) senior and prior to the common stock, $.001 par value (the "Common Stock"), of the Corporation and any other class or series of capital stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series shall rank junior to shares of Class B Convertible Preferred Stock (collectively,


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the "Junior Securities"), (ii) on a parity with any other class or series of capital stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series shall rank on a parity with the shares of Class B Convertible Preferred Stock (collectively, the "Parity Securities") and (iii) junior to the Class A Convertible Preferred Stock and any other class or series of capital stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series shall rank senior to shares of Class B Convertible Preferred Stock (collectively, the "Senior Securities").

         (4) The holders of shares of Class B Convertible Preferred Stock shall not be entitled to any voting rights other than those provided by law. However, so long as any shares of Class B Convertible Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders of a majority of the shares of the Class B Convertible Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Class B Convertible Preferred Stock, (b) alter or amend this Certificate of Amendment,
(c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to the Class B Convertible Preferred Stock, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Class B Convertible Preferred Stock, (e) increase the authorized number of shares of Class B Convertible Preferred Stock or (f) enter into any agreement with respect to the foregoing.

         (5) Except as set forth in Section 7 hereof, the holders of shares of Class B Convertible Preferred Stock shall not be entitled to receive dividends with respect thereto.

         (6) (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of outstanding Junior Securities, including, but not limited to, the Common Stock, the holders of outstanding shares of Class B Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation at the time legally available therefor, in exchange for their shares of Class B Convertible Preferred Stock an amount in cash equal to $100.00 per share of Class B Convertible Preferred Stock, together with all accrued but unpaid dividends thereon, on a pari passu basis with the rights of the holders of any Parity Securities; provided, however, that the holders of the Class B Convertible Preferred Stock and any outstanding Parity Securities shall not be entitled to receive such preferential liquidation payments until the preferential liquidation payments on all outstanding Senior Securities have been paid in full. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation available therefor shall be insufficient to permit the payment in full to the holders of outstanding shares of Class B

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Convertible Preferred Stock of the preferential liquidation amounts to which they are then entitled pursuant to the provisions of this clause (a), the entire assets of the Corporation thus distributable shall be distributed among the holders of outstanding shares of Class B Convertible Preferred Stock and any Parity Securities ratably, in proportion to the full amounts to which such holders would otherwise be entitled if such assets were sufficient to permit payment in full.

         (b) Upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after the payment in full to the holders of outstanding shares of Class B Convertible Preferred Stock and any Parity Securities of the preferential liquidation amounts to which they are then entitled pursuant to the provisions of clause (a) above, the holders of outstanding shares of Class B Convertible Preferred Stock shall not be entitled to participate in any further distributions made to the holders of the Common Stock or any other class of Senior Securities or Junior Securities.

         (c) At the option of the holders of a majority of the issued and outstanding Class B Convertible Preferred Stock, the sale of all or substantially all of the assets of the Corporation or the merger of the Corporation with or into another corporation shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

         (7) (a) On the third anniversary of the date of initial issuance of the shares of Class B Convertible Preferred Stock (the "Redemption Date"), and provided the Corporation has not delivered a timely Extension Notice (as hereinafter defined), all of the outstanding shares of Class B Convertible Preferred Stock shall be subject to mandatory redemption by the Corporation for a purchase price payable in cash equal to $115.00 per share (such amount is hereinafter referred to the "Redemption Amount").

         (b) From and after the Redemption Date, unless (i) default shall be made by the Corporation on the Redemption Date in providing funds for the payment of the Redemption Amount payable, or (ii) the Corporation, in its sole discretion, has notified the holders of the shares of Class B Convertible Preferred Stock by written notice delivered at least thirty (30) days prior to the Redemption Date (the "Extension Notice") of its election to extend the Redemption Date to the fifth anniversary of the date of initial issuance of the shares of Class B Convertible Preferred Stock (the "Extended Redemption Date"), all rights of the holders of the shares of Class B Convertible Preferred Stock surrendered for redemption, except the right to receive the Redemption Amount in respect of such shares, shall cease and terminate. The redemption of the shares of Class B Convertible Preferred Stock upon the Redemption Date shall take place at the principal place of business of the Corporation. On the Redemption Date, the Corporation shall tender the Redemption Amount by check, subject to collection, against receipt of the certificate or certificates representing the shares of Class B Convertible Preferred Stock being redeemed.

         (c) If the Redemption Date has been extended to the Extended Redemption Date by timely delivery by the Corporation of the Extension Notice to each of the holders of the shares of Class B Convertible Preferred Stock then outstanding, on the Extended Redemption Date all of the outstanding shares of Class B Convertible

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Preferred Stock shall be subject to mandatory redemption by the Corporation for a purchase price payable in cash equal to $115.00 per share, together with all accrued but unpaid Extension Dividends (as hereinafter defined) (such amount is hereinafter referred to the "Extended Redemption Amount"). The "Extension Dividends" shall be the aggregate amount of dividends accrued and owing on the Class B Convertible Preferred Stock, which shall be paid at the rate of $8.00 per share per annum (computed on the basis of the actual number of days elapsed over a year of 365 days), shall accrue beginning on the day after the Redemption Date and shall be cumulative whether or not declared. From and after the Extended Redemption Date, unless default shall be made by the Corporation on the Extended Redemption Date in providing funds for the payment of the Extended Redemption Amount payable, all rights of the holders of the shares of Class B Convertible Preferred Stock surrendered for redemption, except the right to receive the Extended Redemption Amount in respect of such shares, shall cease and terminate. The redemption of the shares of Class B Convertible Preferred Stock upon the Extended Redemption Date shall take place at the principal place of business of the Corporation. On the Extended Redemption Date, the Corporation shall tender the Extended Redemption Amount by check, subject to collection, against receipt of the certificate or certificates representing the shares of Class B Convertible Preferred Stock being redeemed.

         (8) (a) Subject to the provision for adjustment set forth below, each share of the Class B Convertible Preferred Stock, plus the aggregate amount of all accrued but unpaid Extension Dividends, shall be convertible at the option of the holder thereof at any time after the date hereof, into a number of shares of Common Stock equal to the then effective Conversion Ratio (as hereinafter defined). As used herein, "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Class B Convertible Preferred Stock is convertible pursuant to this Section 8, which shall be determined by dividing $100.00, plus the amount of all accrued but unpaid Extension Dividends per share, by the then effective Conversion Price (as defined below). The "Conversion Price" shall be $7.25 for the shares of Class B Convertible Preferred Stock issued on the date of initial issuance of shares of Class B Convertible Preferred Stock (the "Issue Date") and shall be subject to adjustment as provided in Section 8(d). For all shares of Class B Convertible Preferred Stock issued subsequent to the Issue Date the "Conversion Price" shall be the lower of (i) $7.25 and (ii) the average of the closing bid prices of the Common Stock over the five consecutive trading days ending on the date immediately prior to the date of the issuance of such shares, in either case subject to adjustment as provided in Section 8(d). The Conversion Ratio shall be subject to adjustment as provided in Section 8(d).

         (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of Class B Convertible Preferred Stock, free from any preemptive rights or any other actual contingent purchase rights of persons other than the holders of Class B Convertible Preferred Stock, such number of shares of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Class B Convertible Preferred Stock, together

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with all accrued but unpaid dividends thereon, into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Class B Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, fully paid, nonassessable and freely tradeable.

         (c) (i) Conversion of Class B Convertible Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the offices of the Corporation of certificates representing Class B Convertible Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified portion of such Class B Convertible Preferred Stock in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall pay the issue and transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Class B Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within two business days after the surrender of such certificates representing Class B Convertible Preferred Stock and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of Class B Convertible Preferred Stock being converted shall be entitled and (ii) if less than all of the shares represented by the surrendered certificates are being converted, a new certificate representing the number of shares of Class B Convertible Preferred Stock which remains outstanding upon such partial conversion. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice so that the rights of the holder thereof as to Class B Convertible Preferred Stock being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the persons entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (ii) If the Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section 8, including for purposes hereof, any shares of Common Stock to be issued on account of accrued but unpaid dividends hereunder, on or prior to the third trading day after the date the holder surrenders to the Corporation the certificates to be converted (the "Delivery Date"), in addition to all other remedies that such holder may pursue hereunder or otherwise, the Corporation shall pay to such holder in cash, as liquidated damages and not as a penalty, $1,000 per day (increasing to $5,000 per day after the fifth trading day after the Delivery Date) until such certificates are delivered. If the Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section 8 prior to the 15th day after the Delivery Date the Corporation shall, at the holder's option, (i) redeem from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such holder, as requested by such holder and
(ii) pay all accrued but unpaid dividends

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on account of the Class B Convertible Preferred Stock for which the Corporation shall have failed to issue Common Stock certificates hereunder, in cash. If such holder opts to redeem any number of shares of Preferred Stock pursuant to this
Section 8(c)(ii), then the Corporation shall immediately redeem, from funds legally available therefor at the time of such redemption, such number of shares of Class B Convertible Preferred Stock then held by such holder, as requested by such holder. The redemption price shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of shares of Class B Convertible Preferred Stock then held by such holder multiplied by (1) the average closing price of the Corporation's Common Stock for the five trading days immediately preceding the Delivery Date multiplied by (2) the Conversion Ratio calculated on the Delivery Date. If the holder has requested that the Corporation redeem shares of Class B Convertible Preferred Stock pursuant to this Section 8(c)(ii) and the Corporation fails for any reason to pay the redemption price referenced above within seven days after such notice is deemed delivered pursuant to Section 8(c)(ii), the Corporation will pay interest on the redemption price at a rate of 15% per annum in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Corporation pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (iii) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to Section 8(c)(ii) by the Delivery Date and after the Delivery Date the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver to the satisfaction of a sale by such holder of the shares underlying the Class B Convertible Preferred Stock which the holder anticipated receiving on the Delivery Date upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock purchased for a Buy-In exceeds (B) the aggregate Conversion Price for the number of shares of Common Stock in the Buy-In for which such conversion was not timely honored. For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate Conversion Price for the number of shares of Common Stock in the Buy-In, the Corporation shall be required to pay the holder

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$1,000. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Buy-In.

         (d) (i) In the event of any change in the number of issued and outstanding shares of capital stock of the Corporation by reason of any stock split, stock dividend, subdivision, merger, consolidation, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Corporation which would have the effect of diluting or otherwise adversely affecting the rights and privileges of the holders of Class B Convertible Preferred Stock under this Section 8, the Conversion Ratio and Conversion Price in effect on the effective date thereof shall be adjusted so that the holder of any shares of Class B Convertible Preferred Stock shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Class B Convertible Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor. An adjustment made pursuant to this Section 8(d) shall become effective (x) in the case of any such dividend or distribution to holders of shares of Common Stock entitled to receive such dividend or distribution, or
(y) in the case of such subdivision, merger, consolidation, recapitalization, combination, conversion or exchange, at the close of business on the day upon which such corporate action becomes effective.

         (ii) Except with respect to Excluded Securities (as defined below), in case the Corporation shall issue any shares of Common Stock or Common Stock Equivalents (as defined below) after the Issue Date at a price per share (or having a conversion or exercise price per share) of less than the Conversion Price per share (the "Adjusted Conversion Price"), in each such case the Conversion Price as in effect immediately prior thereto shall be reduced (but not increased) to the Adjusted Conversion Price and the Conversion Ratio shall be recalculated and increased (but not decreased) by dividing $100.00 by the Adjusted Conversion Price. Any adjustment made pursuant to this clause (ii) shall be made on the next business day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (ii), the consideration receivable by the Corporation in connection with the issuance of additional shares of Common Stock or of Common Stock Equivalents since the Issue Date shall be deemed to be equal to (X) in the case the consideration received by the Corporation is cash, the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents, and (Y) in the case the consideration received by the Corporation is other than cash, the fair market value of the consideration received by the Corporation as determined by the good faith judgment of the Board of Directors of the Corporation provided, however, that in the event the holder disagrees in good faith with the determination of the Board of Directors of the Corporation, such fair market value shall

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be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") selected in good faith by the holders of the Class B Convertible Preferred Stock; and provided, further, that the Corporation, after receipt of the determination by such Appraiser shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. The issuance or reissuance of any shares of Common Stock or Common Stock Equivalents (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price and Conversion Ratio pursuant to this clause
(ii) shall not be deemed to constitute an issuance of Common Stock or Common Stock Equivalents by the Corporation to which clause (i) of this Section 8(d) applies. Upon the expiration or termination of any unconverted, unexchanged or unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (ii), the adjustments shall forthwith be reversed to effect such Conversion Ratio as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, had never been issued. As used herein, "Excluded Securities" shall mean: (i) shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock; (ii) shares of Common Stock issuable or issued to employees of or consultants to the Corporation pursuant to the Management Option Plan (as hereinafter defined);
(iii) any capital stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of the Corporation's capital stock;
(iv) shares of Common Stock issuable upon conversion of any Common Stock Equivalents outstanding on the Issue Date, (v) shares of Common Stock issuable upon conversion of the Corporation's Class A Convertible Preferred Stock outstanding on the Issue Date or (vi) Common Stock issued upon the conversion or exercise of Common Stock Equivalents issued after the Issue Date as to which an adjustment to the Conversion Ratio has been made pursuant to this clause (d) upon the issuance of such Common Stock Equivalents. As used herein, "Common Stock Equivalents" shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock of the Corporation. As used herein, the "Management Option Plan" shall mean the Corporation's 1992 Stock Option Plan, as amended.

         (iii) If the Corporation shall set a record date for the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio or the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

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         (e) (i) Unless sooner redeemed or converted in accordance with the provisions of Section 7 hereof or this Section 8 the outstanding shares of Class B Convertible Preferred Stock shall be subject to involuntary conversion at the option of the Corporation, at its sole discretion, in whole but not in part, at any time after six months after the Issue Date, for shares of the Corporation's Common Stock at the Conversion Ratio. The Corporation may effectuate such involuntary conversion on such date (the "Involuntary Conversion Date") provided that the following conditions have been met:

         (A) the Current Market Price (as hereinafter defined) of the Common Stock is equal to or in excess of one hundred and fifty percent (150%) of the Conversion Price for a period of at least ten (10) consecutive trading days; and

         (B) all of the shares of Common Stock into which the Preferred Stock is being converted have been registered under the Securities Act of 1933, as amended, and such registration has been declared effective by the Securities and Exchange Commission, and is effective on such date; and

         (C) the Corporation has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Class B Convertible Preferred Stock.

As used herein, "Current Market Price" shall mean for any day, the last sale price for the Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if not so listed or admitted to trading on any securities exchange, the last sale price for the Common Stock on the National Association of Securities Dealers National Market System, or, if the Common Stock shall not be listed on such system, the closing bid price in the over-the-counter market.

         (ii) Notice of involuntary conversion of outstanding shares of Class B Convertible Preferred Stock shall be sent by or on behalf of the Corporation, postage prepaid, to the holders of record of outstanding shares of Class B Convertible Preferred Stock not less than ten (10) and not more than twenty (20) days prior to the Involuntary Conversion Date.

         (iii) Notice having been so given as provided in clause (ii) above, from and after the Involuntary Conversion Date, unless default shall be made by the Corporation on the Involuntary Conversion Date in issuing the Common Stock issuable upon conversion of the Class B Convertible Preferred Stock pursuant to the Conversion Ratio, all rights of the holders of the shares of Class B Convertible Preferred Stock surrendered for conversion, except the right to receive the Common Stock in respect of such shares, shall cease and terminate. The involuntary conversion of the shares of Class B Convertible Preferred Stock for the Common Stock upon the Involuntary Conversion Date shall take place at the principal place of business of the Corporation.

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On the Involuntary Conversion Date, the Corporation shall tender such Common
Stock against receipt of the certificate or certificates representing the shares of Class B Convertible Preferred Stock being converted.

         (iv) If any portion of the applicable redemption price under Sections 7 or 8 shall not be paid by the Corporation within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven (7) calendar days after the date due, the holder of the Class B Convertible Preferred Stock subject to such redemption may elect, by written notice to the Corporation given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 8 of all of the shares of Class B Convertible Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Conversion Price for such shares shall be the lower of the Current Market Price of the Corporation's Common Stock on the date such redemption price was originally due and the Current Market Price of the Corporation's Common Stock as of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Corporation shall within five (5) trading days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the holder elects option (ii) above, the Corporation shall promptly, and in any event not later than five (5) trading days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

         (9) Upon any adjustment of the Conversion Price and the Conversion Ratio then in effect pursuant to the provisions of Section 8, then, and in each such case, the Corporation shall promptly deliver to each of the holders of Class B Convertible Preferred Stock a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price and Conversion Ratio then in effect following such adjustment. Where appropriate, such notice to the holders of Class B Convertible Preferred Stock may be given in advance. "

                  FIFTH: The foregoing Amendment of the Certificate of Incorporation of the Corporation was authorized by unanimous consent of the Board of Directors of the Corporation.

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Signed on June 15, 1999.                         /s/ Darby S. Macfarlane
                                                 -------------------------------
                                                 Darby S. Macfarlane
                                                 Chairperson of the Board
                                                 and Chief Executive Officer